Exhibit 10.1

EXECUTION VERSION

OPTION AGREEMENT

This Option Agreement (this “Agreement”), is made and entered as of April 30, 2020 (the “Effective Date”), by and between United States Steel Corporation, a Delaware corporation (“USS”), and Stelco Inc., a corporation governed under the Laws of Canada (“Stelco”). USS and Stelco are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.” Unless otherwise specified, capitalized terms used herein shall have the meaning ascribed to such terms in Exhibit A attached hereto.

RECITALS

A.	USS wishes to grant to Stelco the Option (as defined herein) to acquire an undivided 25% interest (the “Option Interest”) in and to a to-be-formed entity (the “Company”) that will own USS’s current iron ore mine located in Mt. Iron, Minnesota (the “Minntac Mine”).

B.	Stelco will pay USS $100,000,000 in the aggregate in accordance with the payment schedule set forth in Section 2 (the “Payment”), for the Option. The Parties intend that, subject to exercise of the Option, the Payment will be the initial installment of Stelco’s capital contribution to the Company at the closing of the transactions contemplated by the Master Agreement (defined below), pursuant to which Stelco will contribute an additional $500,000,000 to the Company.

C.	Concurrently with, and subject to, the execution and delivery of this Agreement, the Parties have entered into an Amended and Restated Pellet Sale and Purchase Contract (the “Pellet Agreement”) and Stelco has previously provided a standby letter of credit, in the form required by the Pellet Agreement, to backstop Stelco’s payment obligations under the Pellet Agreement (the “LOC”).

D.	The Parties wish to enter into this Agreement on the terms and subject to the conditions described herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.             Grant of Option; Option Term. USS hereby grants to Stelco the right to exercise the option (the “Option”) to purchase the Option Interest on the terms and subject to the conditions set forth herein and in the Master Agreement. Subject to the termination provisions set forth in Section 10, the Option shall be exercisable by Stelco on the terms and subject to the conditions herein at any time during the period commencing on the Final Payment Date and expiring at 11:59 p.m. Eastern Time on January 31, 2027 or the earlier termination of this Agreement and the Option pursuant to Section 10 (the “Option Term”), which for the avoidance of doubt, shall not be extended or tolled for any reason (including the pendency of any Due Diligence Period or the delivery of an Exercise Notice) (the “Option Termination”).

2.            Option Payment. The Option is granted in consideration of Stelco’s payment of the amounts set forth below (each, a “Partial Payment”) to USS by wire transfer of immediately available United States funds on or before the dates set forth below (each, a “Payment Date”):

(a)               $20,000,000 on the Effective Date;

(b)               $20,000,000 on July 1, 2020;

(c)               $20,000,000 on September 1, 2020;

(d)               $20,000,000 on November 1, 2020; and

(e)               $20,000,000 on the Final Payment Date.

provided, that upon the consummation of the event set forth in Annex 1 (the “Acceleration Event”) prior to the Final Payment Date, then the Payment Date of each remaining Partial Payment shall be immediately accelerated and become due and payable within two Business Days after the Acceleration Event and such date of payment shall become the “Final Payment Date” for all purposes in this Agreement; provided further, that if any Payment Date falls on a day that is not a Business Day, the Partial Payment due on such Payment Date shall be due on the immediately preceding Business Day. Stelco shall keep USS reasonably appraised of the status of the Acceleration Event and shall notify USS immediately following the consummation thereof. In the event Stelco fails to make any Partial Payment on or before the applicable Payment Date (including upon the acceleration of the Partial Payments due hereunder upon the termination of this Agreement and the Option pursuant to Section 10 (other than termination by USS pursuant to Section 10(b)(iii) if USS elects to pay Stelco the Termination Fee)), provided, except with respect to the Partial Payment due on or before the Final Payment Date (for which no notice shall be required), USS shall have given Stelco written notice, delivered at least three Business Days prior to drawing on the LOC, stating USS’s intention to draw on the LOC, USS shall be entitled to immediately draw upon the LOC to satisfy all or any portion of the aggregate amount of the unpaid Partial Payments, provided that nothing in this Section 2 shall otherwise limit USS’s right to seek any other remedy to which it is entitled at law or in equity in respect of Stelco’s breach of its payment obligations hereunder. Upon USS’s receipt of all Partial Payments (other than upon the termination of this Agreement and the Option pursuant to Section 10), the amount of the LOC shall be reduced in accordance with the terms of the Pellet Agreement. Notwithstanding anything to the contrary in the foregoing, within 30 days following the Effective Date, Stelco shall amend the LOC (in a form, and on terms and conditions, satisfactory to USS in its sole discretion (acting reasonably)) to provide for draws thereon by USS pursuant to this Section 2 and provide such amended LOC to USS; provided, that Stelco’s failure to so provide such amended LOC to USS shall constitute a material breach of this Agreement entitling USS to terminate this Agreement and the Option upon written notice to Stelco in accordance with Section 10(b)(i).

3.            Exercise of Option.

(a)            Exercise Date. At any time during the Option Term, but subject to the satisfaction or waiver of the conditions set forth in Section 8, Stelco may exercise the Option by delivering to USS a written, unconditional, and irrevocable notice in the form attached hereto as Exhibit B (the “Exercise Notice”). For the avoidance of doubt, the Payment shall be credited toward the payment of any amounts due upon the consummation of the transactions contemplated by the Master Agreement.

(b)          Master Agreement. Commencing immediately following the delivery of the Exercise Notice (the date of delivery thereof being the “Exercise Date”), the Parties shall negotiate in good faith to finalize any bracketed or other unfinished provisions of the Master Agreement and the exhibits and attachments thereto (including, without limitation, completion of the Schedules (as defined in the Master Agreement)) and no later than 15 Business Days after the Exercise Date, each Party shall deliver to the other Party a duly executed copy of the Master Agreement.

(c)          Pre-Exercise Due Diligence.

(i)            At any time during the Option Term, Stelco may, upon written notice to USS in the form set out in Exhibit C (a “Due Diligence Notice”), commence a confirmatory due diligence review of the assets and operations of the Minntac Mine in accordance with this Section 3(c). Upon USS’s delivery of substantially all of the information specified in the Due Diligence Notice, Stelco shall have a period of 60 days to complete confirmatory due diligence (the “Due Diligence Period”) and deliver the Exercise Notice. USS will not be considered to have delivered “substantially all” of the information specified in the Due Diligence Notice until all material information has been delivered, which, for greater certainty shall include copies of the Minntac Mine’s then-current (A) mine plan (Item 7 of the Due Diligence Notice), (B) resource and reserve estimates (Item 4 of the Due Diligence Notice); (C) annual operational and capital expenditure budgets (Item 6 of the Due Diligence Notice) and (D) environmental assessments and remediation plans in USS’s or its advisors’ possession (Item 2 of the Due Diligence Notice).

(ii)           From the date that Stelco delivers the Due Diligence Notice until the earlier of the Exercise Date, the termination of this Agreement and the Option pursuant to Section 10, and the expiration of the Due Diligence Period, USS shall, subject in all respects to the terms of, and the restrictions contained in, the Confidentiality Agreement:

(A)             permit Stelco and its Representatives to make no more than three on-site visits to the Minntac Mine at a mutually acceptable time and date(s) as may be reasonably required for Stelco to conduct its due diligence review and which shall be conducted in accordance with USS’s reasonable on-site restrictions and visitation procedures;

(B)              make available to Stelco or its Representatives the senior operational and management staff of the Minntac Mine at a mutually acceptable time and date(s) as may be reasonably required for Stelco to conduct its due diligence review to be held in Pittsburgh, Pennsylvania for a period of no more than three days;

(C)              provide Stelco and its Representatives with the information specified in the Due Diligence Notice; and

(D)             permit environmental and technical consultants engaged by Stelco to conduct an on-site Phase I environmental site assessment and technical assessment at the Minntac Mine.

(iii)        Simultaneously with the execution and delivery of this Agreement, the Parties will amend each of the Existing Confidentiality Agreements (A) to extend the terms thereof to expire on the earlier of (1) the second anniversary of the Option Termination (or if this Agreement and the Option are terminated pursuant to Section 10, the second anniversary of the date of termination) and (2) the consummation of the transactions contemplated by the Master Agreement and (B) to remove the right of either Party to terminate such Existing Confidentiality Agreement for convenience prior to the expiration of the term thereof. Any information shared by the Parties pursuant to this Agreement or any other Contract entered into between the Parties in connection herewith, shall in all cases be subject to the Existing Confidentiality Agreements.

(iv)         Any access granted by USS to Stelco and its Representatives shall be during normal business hours upon reasonable advance written notice by Stelco to the Representatives designated by USS. For the avoidance of doubt, nothing in this Section 3(c) or otherwise shall require USS to furnish to Stelco or its Representatives any materials or information (x) regarding USS’s entry into or conducting of a sale process with respect to the Minntac Mine prior to execution of this Agreement, (y) which is subject to an attorney/client, an attorney work-product or other legal privilege, or (z) which may not be disclosed pursuant to applicable Law (including competitively sensitive information of USS; provided, that the Parties will use commercially reasonable efforts to share such information via a “clean room” pursuant to the Existing Confidentiality Agreements), a protective order or confidentiality agreement or obligation. Notwithstanding anything to the contrary contained herein, prior to the Exercise Date, without the prior written consent of USS, which may be withheld for any reason, Stelco shall have no right to perform invasive or subsurface investigations or environmental sampling of the properties or facilities of USS, including at the Minntac Mine.

(d)         Post-Exercise Matters. During the period commencing on the Exercise Date and ending upon the earlier of the execution and delivery of the Master Agreement pursuant to Section 3(b) and termination of this Agreement and the Option pursuant to Section 10, Stelco may withdraw the Exercise Notice by written notice to USS upon the occurrence of any Material Adverse Effect. If Stelco withdraws the Exercise Notice pursuant to the foregoing sentence, thereafter Stelco may only deliver a single additional Due Diligence Notice (regardless of how many Due Diligence Notices Stelco may have previously delivered) and a single additional Exercise Notice, in each case, during the remainder of the Option Term. Notwithstanding Section 20, each of USS and Stelco may publicly disclose Stelco’s withdrawal of the Exercise Notice pursuant to applicable Law or any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority, provided that if such disclosure includes any information relating to the other Party or the reason for Stelco withdrawing the Exercise Notice (other than a mere reference to the exercise of Stelco’s rights pursuant to, and with reference to, this Section 3(d) or USS’s disclosures regarding the condition or operations of the Minntac Mine), such other Party shall have the right to review and comment on any such disclosure and the disclosing Party will consider and incorporate such comments in good faith prior to making such public disclosure.

4.            Representations and Warranties.

(a)          USS Representations. USS hereby represents and warrants in favor of Stelco, as of the Effective Date and as of the Exercise Date, as follows:

(i)            Existence and Good Standing; Authority. USS (A) is a corporation duly organized and validly existing and in good standing under the Laws of the State of Delaware and (B) has all requisite corporate power and authority to execute and deliver this Agreement. All corporate acts and other proceedings required to be taken by USS to authorize the execution, delivery and performance of this Agreement have been duly and properly taken.

(ii)           No Encumbrance. There are no Encumbrances over, upon or with respect to USS’s rights (including the Option and the Option Interest) under this Agreement.

(iii)           Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered by USS and, assuming that this Agreement has been duly authorized, executed and delivered by Stelco, constitutes a legal, valid and binding obligation of USS enforceable against USS in accordance with its terms (subject, as to enforcement (regardless of whether enforceability is considered in a proceeding in equity or at law), to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally or general principles of equity (the “General Enforceability Exceptions”)).

(iv)          Consents. No Consent of, or Filing with, any Governmental Authority is required to be obtained or made, as applicable, by or with respect to USS in connection with (A) the execution and delivery of this Agreement, (B) the granting of the Option, (C) upon exercise of the Option, the consummation of the transactions contemplated under this Agreement and (D) the compliance by USS with the terms and conditions of this Agreement.

(v)           No Conflicts. The execution and delivery of this Agreement and the granting of the Option by USS and, upon exercise of the Option, the consummation of the transactions contemplated under this Agreement, will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of any Person to make any payment under, or give rise to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under any provision of (A) the certificate of incorporation or by-laws of USS, (B) any Contract to which USS is a party or by which any of its properties or assets are bound or (C) any Law applicable to the operations or the assets of USS, except, in the case of the foregoing, for any such conflict, violation, default, termination, cancellation, acceleration, loss or other occurrence which would not reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement.

(vi)           Solvency. USS is Solvent. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the Master Agreement, with the actual intent to hinder, delay or defraud either present or future creditors of USS.

(vii)          No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4(a) and in Article IV of the Master Agreement, (A) neither USS nor any of its Affiliates or their respective Representatives or any other Person has made or makes any other express or implied representation or warranty with respect to USS, the Option, the Minntac Mine, the Contributed Assets (as defined in the Master Agreement) or with respect to any other information provided, or made available, to Stelco or any of its Affiliates or their respective Representatives in connection with the transactions contemplated hereby and (B) neither USS nor any of its Affiliates or their respective Representatives or any other Person has made or makes any representation or warranty, express or implied, as to the prospects of the Minntac Mine or with respect to any forecasts, projections or business plans or other material or information, whether made available to Stelco, its Affiliates or their respective Representatives in any virtual data room, confidential information memorandum, management presentations, offering materials, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, USS or any of its Affiliates or their respective Representatives, or Stelco or its Affiliates or their respective Representatives, or any of Stelco’s potential financing sources in connection with Stelco’s financing activities with respect to the transactions contemplated by this Agreement. Each of USS and its respective Affiliates disclaims any and all representations and warranties, whether express or implied, except for the representations and warranties contained in this Section 4(a).

(b)          Stelco Representations. Stelco represents and warrants in favor of USS, as of the Effective Date, as of each Payment Date (solely with respect to the representations and warranties set forth in Section 4(b)(vi)) and as of the Exercise Date, as follows:

(i)             Existence and Good Standing; Authority. Stelco is a corporation duly organized and validly existing and in good standing under the Laws of Canada. Stelco has all requisite corporate power and authority to execute and deliver this Agreement. All corporate acts and other proceedings required to be taken by Stelco to authorize the execution, delivery and performance of this Agreement have been duly and properly taken.

(ii)            Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered by Stelco and, assuming that this Agreement has been duly authorized, executed and delivered by USS, constitutes a legal, valid and binding obligation of Stelco, enforceable against Stelco in accordance with its terms (subject, as to enforcement (regardless of whether enforceability is considered in a proceeding in equity or at law)) to the General Enforceability Exceptions.

(iii)           Consents. No Consent of, or Filing with, any Governmental Authority is required to be obtained or made, as applicable, by or with respect to Stelco in connection with (A) the execution and delivery of this Agreement, (B) the receipt or exercise of the Option, (C) upon exercise of the Option, the consummation of the transactions contemplated under this Agreement and (D) the compliance by Stelco with the terms and conditions of this Agreement.

(iv)           No Conflicts. The execution and delivery of this Agreement and the receipt or exercise of the Option by Stelco and, upon exercise of the Option, the consummation of the transactions contemplated under this Agreement, will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of any Person to make any payment under, or give rise to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under any provision of (A) the certificate of incorporation or by-laws of Stelco or (B) any Contract to which Stelco is a party or by which any of its properties or assets are bound or (C) Law applicable to the operations or the assets of Stelco, except, in the case of the foregoing, for any such conflict, violation, default, termination, cancellation, acceleration, loss or other occurrence which would not reasonably be expected to prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement.

(v)            No Encumbrances. There are no Encumbrances over, upon or with respect to Stelco’s rights (including the Option and the Option Interest) under this Agreement.

(vi)           Solvency. Stelco is Solvent. No transfer of property is being made, and no obligation is being incurred in connection with the making of any Partial Payment on the applicable Payment Date or the transactions contemplated by this Agreement and the Master Agreement, with the actual intent to hinder, delay or defraud either present or future creditors of Stelco.

(vii)         Financial Ability.

(A)             No less than two Business Days prior to the Exercise Date, Stelco will have delivered to USS the executed debt commitment letters (or such other financing commitments satisfactory to USS, acting reasonably), together with any exhibits, schedules, annexes and term sheets thereto (or customary documentation relating to any such non-debt financing) (collectively, the “Commitment Letters”), pursuant to which the Debt Financing Sources (or such other financing sources satisfactory to USS, acting reasonably) have committed to provide, subject to the terms and conditions set forth therein, debt financing (or other financing satisfactory to USS, acting reasonably) for the transactions contemplated by the Master Agreement in the aggregate amount set forth therein (the “Financing”); provided that for purposes of this Section 4(b)(vii)(A), USS’s objection to any non-debt Financing shall be deemed “reasonable” hereunder to the extent that (x) Stelco has not provided USS with evidence, as may be reasonably requested by USS, demonstrating that the non-debt Financing source has the financial capability, credit rating (or equivalent metric to the debt financing source), creditworthiness, sufficient available capital reserves and other resources, in each case to fund the amounts required pursuant to the applicable Commitment Letters, (y) the applicable Commitment Letters (together with any exhibits, schedules, annexes and term sheets thereto) and the financing committed thereunder are subject to conditionality provisions that provide less certainty of funding thereunder than if such commitments were debt commitments subject to customary “SunGard” provisions with respect to limited conditionality and the availability of certain funds or (z) all inter-creditor agreements, voting agreements, rights, preferences or privileges of any security have not yet been already agreed in principle. Prior to the Exercise Date, Stelco will have also delivered to USS, on a confidential basis, a true, correct and complete (other than the redaction noted below) copy of the fee letter or other documentation relating to any non-debt Financing (the “Fee Letter”) which sets forth certain terms of the Financing (it being understood that any such Fee Letter provided to USS may be redacted to omit confidential compensation information and certain market flex provisions, none of which would adversely affect the amount or availability of the Financing). On the Exercise Date, the Commitment Letters and the Fee Letter will be in full force and effect. On the Exercise Date, the Commitment Letters and the Fee Letter, in the form delivered by Stelco to USS, will be legal, valid and binding obligations of Stelco and, to Stelco’s knowledge, the other parties thereto, in each case, except as may be limited by the General Enforceability Exceptions. On the Exercise Date, there will be no side letters, other agreements or understandings or arrangements, including conditions precedent or other contingencies relating to the funding of the full amount of the Financing and the only conditions precedent related to the obligations of the parties to the Commitment Letters to fund the full amount of the Financing thereunder will be those expressly set forth in the Commitment Letters. As of the Exercise Date, there will have been no event which will have occurred which, with or without notice, would constitute a breach or default on the part of Stelco, and to Stelco’s knowledge, any other party thereto, under the Commitment Letters. As of the Exercise Date, Stelco will have fully paid any and all commitment fees or other fees required by the Commitment Letters and Fee Letter to be paid by it on or prior to the Exercise Date. On the Exercise Date, Stelco will not be aware of any change, circumstance, fact, occurrence or event that, with or without notice, lapse of time or both, would reasonably be expected to (1) make any of the assumptions or any of the statements set forth in the Commitment Letters or the Fee Letter inaccurate, (2) result in any of the terms or conditions in any of the Commitment Letters or the Fee Letter not being satisfied, (3) cause the Fee Letter or any of the Commitment Letters to be ineffective or (4) otherwise result in the Financing not being available on a timely basis in order to consummate the transactions contemplated by the Master Agreement, in each case, assuming the satisfaction or waiver of the conditions set forth in Article VI of the Master Agreement.

(B)              The Financing, when funded in accordance with the Commitment Letters will be sufficient to enable Stelco to pay any and all amounts required to be paid by Stelco pursuant to the Master Agreement and the Ancillary Agreements (as defined in the Master Agreement).

5.            Financial Statements.

(a)           During the Option Term, Stelco may no more than once per calendar year and upon written notice to USS, request that USS provide audited carve-out financial statements with respect to the Minntac Mine for the two years ended prior to the year in which Stelco delivers its written request (“Financial Statements”). Upon receipt of Stelco’s written request pursuant to this Section 5, USS shall (i) provide Stelco with an estimate for any and all out-of-pocket costs and expenses incurred in the preparation and delivery of the Financial Statements (the “Financial Statement Costs”), and (ii) use commercially reasonable efforts to prepare and deliver, or cause to be prepared and delivered, to Stelco the Financial Statements as soon as reasonably practicable. The Financial Statements shall be prepared in accordance with either generally accepted accounting principles in the United States or International Financial Reporting Standards, as requested by Stelco in its written notice.

(b)           Stelco shall timely (but in no event later than 15 days after the presentment of an invoice by USS) reimburse USS in full for all reasonable and documented Financial Statement Costs for each and every time that Stelco requests such Financial Statements. Stelco’s failure to pay such amounts when due pursuant to this Section 5 shall constitute a material breach of this Agreement entitling USS to terminate this Agreement and the Option upon written notice to Stelco, provided that such failure to pay remains outstanding for a period of 15 days following the date on which USS provides written notice of such failure to pay to Stelco.

6.            Notice of Certain Events. During the Option Term, USS shall (a) promptly (but in no event less than three Business Days after USS becomes aware) inform Stelco in writing of the occurrence of any Material Adverse Effect and (b) each calendar year provide Stelco a written summary setting forth the proven and probable reserves and the production of the Minntac Mine. From and after the delivery of an Exercise Notice, Stelco shall promptly (but in no event less than three Business Days after Stelco becomes aware) inform USS in writing of any change in the Financing, including without limitation any adverse change that could give rise to USS’s right to terminate this Agreement and the Option pursuant to Section 10(b)(vii) (assuming such adverse change remained uncured or was incapable of cure).

7.            Negotiation of Master Agreement. For the period commencing on the Effective Date and expiring at 11:59 p.m. Eastern Time on the date that is 30 days following the Effective Date (which period may be extended by the Parties by mutual written agreement), the Parties shall negotiate in good faith substantially final forms of the Master Agreement and the LLC Agreement. Upon completion thereof, the final forms of the Master Agreement shall be attached hereto as Exhibit D with the LLC Agreement attached as an exhibit thereto.

8.            Conditions to Exercise and Obligations of USS. Stelco’s right to exercise the Option during the Option Term and USS’s obligation to execute and deliver the Master Agreement pursuant to Section 3 will be subject to the satisfaction or USS’s written waiver (to the extent permitted by Law) in its sole discretion, at or prior to the delivery of the Exercise Notice, of each of the following conditions:

(a)            (i) the representations and warranties of Stelco contained in Section 4(b) shall be true and correct in all respects as of the Exercise Date as though made on the Exercise Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); and (ii) Stelco shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement required to be performed or complied with by it prior to or on the Exercise Date;

(b)            no less than two Business Days prior to the Exercise Notice, Stelco will have delivered to USS the Commitment Letters and the Fee Letter pursuant to which the Debt Financing Sources have committed to provide the Financing; and

(c)            Stelco shall not be in material default, subject to its rights to cure, under the Pellet Agreement.

9.            Conditions to Obligations of Stelco. Stelco’s obligation to execute and deliver the Master Agreement pursuant to Section 3 will be subject to the satisfaction or Stelco’s written waiver (to the extent permitted by Law) in its sole discretion, at or prior to the delivery of the Exercise Notice, of each of the following conditions:

(a)            (i) the representations and warranties of USS contained in Section 4(a) shall be true and correct in all respects as of the Exercise Date as though made on the Exercise Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); and (ii) USS shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement required to be performed or complied with by it prior to or on the Exercise Date; and

(b)            USS shall not be in material default, subject to its rights to cure, under the Pellet Agreement.

10.          Termination.

(a)         This Agreement and the Option will terminate automatically and without prior notice or any further action by any Party upon the earliest to occur of the following:

(i)            (A) the failure of Stelco to timely deliver an Exercise Notice in accordance with Section 3(a) prior to the Option Termination, (B) Stelco’s failure to make any Partial Payment when due pursuant to Section 2 and which is not otherwise funded by drawing on the LOC, provided, except with respect to the Partial Payment due on or before the Final Payment Date, that such failure to make any Partial Payment remains outstanding on the date that is three Business Days following the date on which USS delivers written notice of such failure to Stelco, or (C) Stelco’s withdrawal of an Exercise Notice pursuant to Section 3(d) following the Option Termination; and

(ii)           the execution and delivery of the Master Agreement.

(b)          USS may terminate this Agreement at any time prior to (x) with respect to Sections 10(b)(i), 10(b)(ii), 10(b)(iii) and 10(b)(iv) below, the earlier of the Exercise Date or the Option Termination and (y) with respect to Sections 10(b)(v), 10(b)(vi) and 10(b)(vii) below, the Option Termination, in each case, by written notice to Stelco:

(i)           if Stelco is in breach of any of the representations, warranties, covenants or agreements in this Agreement (other than with respect to Stelco’s obligation to make any Partial Payment when due pursuant to Section 2 of this Agreement, which shall be addressed pursuant to Section 10(a)(i)(B)) and (A) such breach would cause any condition set forth in Section 8 not to be satisfied and (B) such breach is incapable of cure on or prior to the Option Termination or, if capable of cure, has continued without cure for a period of 30 days after delivery of USS’s notice of such breach; provided, however, that (1) USS shall have given Stelco written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Option Termination), stating USS’s intention to terminate this Agreement pursuant to this Section 10(b)(i) and the basis for such termination and (2) USS shall not have the right to terminate this Agreement pursuant to this Section 10(b)(i) if USS is then in material breach of this Agreement;

(ii)          if Stelco is in material breach of any of the representations, warranties, covenants or agreements in the Pellet Agreement and such material breach is incapable of cure on or prior to the Option Termination or, if capable of cure, has continued without cure for a period of 30 days after delivery of USS’s notice of such material breach; provided, however, that (A) USS shall have given Stelco written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Option Termination), stating USS’s intention to terminate this Agreement pursuant to this Section 10(b)(ii) and the basis for such termination and (B) USS shall not have the right to terminate this Agreement pursuant to this Section 10(b)(ii) if USS is then in material breach of the Pellet Agreement;

(iii)         if USS enters into a Contract with a third party to sell in excess of a majority of the ownership of the Minntac Mine, regardless of the form or structure of transaction (whether alone, in a series of related transactions or in connection with the sale of some or all of USS’s other iron ore mining assets), provided, however, that, if USS enters into such Contract after the Final Payment Date, then prior to providing notice of termination pursuant to this Section 10(b)(iii), USS will use commercially reasonable efforts to provide for survival of this Agreement following such transaction; provided further, however, that the foregoing shall in no way prohibit, limit, delay or inhibit USS’s right to enter into or consummate such transaction;

(iv)         pursuant to Section 10(d);

(v)          if Stelco fails to deliver a duly-executed copy of the Master Agreement within the period specified in Section 3(b) following Stelco’s delivery of the Exercise Notice in accordance with Section 3(a);

(vi)         upon the announcement by Stelco of a Change of Control to a Prohibited Transferee; or

(vii)        following delivery of the Exercise Notice, if any material adverse change in the Financing occurs, including, without limitation:

(A)          the occurrence of any event which, with or without notice, would constitute a breach or default on the part of Stelco, and to Stelco’s knowledge, any other party thereto, under the Commitment Letters;

(B)           Stelco’s failure to fully pay any and all commitment fees or other fees required by the Commitment Letters and Fee Letter to be paid by it on or after the Exercise Date; or

(C)           any other change, circumstance, fact, occurrence or event that, with or without notice, lapse of time or both, would (1) make any of the assumptions or any of the statements set forth in the Commitment Letters or the Fee Letter inaccurate or (2) result in any of the terms or conditions in any of the Commitment Letters or the Fee Letter not being satisfied, in each case, that would reasonably be expected to either (x) cause the Fee Letter or any of the Commitment Letters to be ineffective or (y) otherwise result in the Financing not being available on a timely basis in order to consummate the transactions contemplated by the Master Agreement, and in each case, assuming the satisfaction or waiver of the conditions set forth in Article VI of the Master Agreement; provided, however, that USS shall have given Stelco written notice, delivered at least seven Business Days prior to such termination, stating USS’s intention to terminate this Agreement and the Option pursuant to this Section 10(b)(vii); provided, further that the basis for such termination is incapable of cure or if capable of cure, has continued without cure for the seven Business Day period after delivery of USS’s notice of intention to terminate this Agreement and the Option pursuant to this Section 10(b)(vii).

(c)          Stelco may terminate this Agreement at any time prior to the earlier of the Exercise Date or the Option Termination by written notice to USS:

(i)           if USS is in breach of any of the representations, warranties, covenants or agreements in this Agreement and (A) such breach would cause any condition set forth in Section 9 not to be satisfied and (B) such breach is incapable of cure on or prior to the Option Termination or, if capable of cure, has continued without cure for a period of 30 days after delivery of Stelco’s notice of such breach; provided, however, that (1) Stelco shall have given USS written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Option Termination), stating Stelco’s intention to terminate this Agreement pursuant to this Section 10(c)(i) and the basis for such termination and (2) Stelco shall not have the right to terminate this Agreement pursuant to this Section 10(c)(i) if Stelco is then in material breach of this Agreement;

(ii)           if USS is in material breach of any of the representations, warranties, covenants or agreements in the Pellet Agreement and such material breach is incapable of cure on or prior to the Option Termination or, if capable of cure, has continued without cure for a period of 30 days after delivery of Stelco’s notice of such material breach; provided, however, that (A) Stelco shall have given USS written notice, delivered at least 30 days prior to such termination (or promptly, if such notice is given within 30 days of the Option Termination), stating Stelco’s intention to terminate this Agreement pursuant to this Section 10(c)(ii) and the basis for such termination and (B) Stelco shall not have the right to terminate this Agreement pursuant to this Section 10(c)(ii) if Stelco is then in material breach of the Pellet Agreement;

(iii)         upon the announcement by USS of a Change of Control to a Prohibited Transferee; or

(iv)         if USS fails to deliver a duly-executed copy of the Master Agreement within the period specified in Section 3(b) following Stelco’s delivery of the Exercise Notice in accordance with Section 3(a).

(d)           If Stelco fails to deliver the Exercise Notice upon the expiry of the Due Diligence Period, Stelco shall pay USS $20,000,000 (the “Due Diligence Fee”) within two Business Days after the expiration of the Due Diligence Period, by wire transfer of immediately available United States funds to an account designated in writing by USS. For the avoidance of doubt, the Due Diligence Fee shall be payable each time Stelco delivers a Due Diligence Notice and fails to deliver the Exercise Notice prior to the expiry of the Due Diligence Period. In the event Stelco either (i) delivers a third Due Diligence Notice (after failing to deliver an Exercise Notice following the prior two Due Diligence Notices) or (ii) delivers a Due Diligence Notice after exercising its right to withdraw an Exercise Notice pursuant to Section 3(d) and, in each case, fails to deliver the Exercise Notice prior to the expiry of the applicable Due Diligence Period, then in addition to Stelco’s obligation to make another payment of the Due Diligence Fee with respect to such expired Due Diligence Period, USS shall have the right at any time thereafter, to immediately terminate this Agreement and the Option upon written notice to Stelco. Stelco’s failure to pay any Due Diligence Fee when due pursuant to this Section 10(d) shall constitute a material breach of this Agreement entitling USS, at any time after such breach, to immediately terminate this Agreement and the Option upon written notice to Stelco. Notwithstanding the foregoing, Stelco shall not be required to pay a Due Diligence Fee if: (i) USS has not materially complied with its obligations to deliver the documentation required in the Due Diligence Notice pursuant to Section 3(c)(i); or (ii) in the conduct of its confirmatory due diligence, Stelco becomes aware (for the first time) of the occurrence any Material Adverse Effect (other than as has been publicly disclosed or filed by USS with the U.S. Securities and Exchange Commission and publicly available prior to Stelco’s delivery of the Due Diligence Notice, provided that USS has complied with its obligations pursuant to Section 6(a) in respect of such Material Adverse Effect).

(e)           If this Agreement and the Option terminate pursuant to this Section 10, this Agreement and the Option shall forthwith become void and be of no effect, without any Liability on the part of either Party or its Affiliates, except as set forth in this Section 10(e); provided, that the provisions contained in Section 3(d), Section 5(b), Section 10(d), this Section 10(e), Sections 11 through 25 and Exhibit A shall survive and remain in full force and effect. If this Agreement and the Option are terminated by USS pursuant to Sections 10(b)(v) or 10(b)(vii), then Stelco shall, within three Business Days following the effective date of such termination, pay to USS as liquidated damages in connection with any such termination, an amount equal to $20,000,000 by wire transfer of immediately available United States funds to an account designated in writing by USS. For the avoidance of doubt, Stelco’s obligation to pay liquidated damages pursuant to the foregoing sentence shall be in addition to, and shall in no way limit, Stelco’s obligation to pay any Due Diligence Fee(s) or any expense reimbursement that may be due and owing or become due and owning pursuant to Section 5(b). The termination of this Agreement and the Option shall have no effect on the obligations of the Parties under the Pellet Agreement unless this Agreement and the Option are terminated by USS solely pursuant to Section 10(b)(iii), in which case, at USS’s option, either (i) the Parties shall amend the term of the Pellet Agreement to expire upon the final day of the 2033 Shipping Season (with a Base Price Per Net Ton (as defined in the Pellet Agreement) in the amount set forth in Annex 2 for any Shipping Seasons following the 2027 Shipping Season) or (ii) (A) USS shall, within five Business Days following the effective date of such termination, pay to Stelco an amount equal to the Termination Fee by wire transfer of immediately available United States funds to an account designated in writing by Stelco and (B) the Parties shall amend the Pellet Agreement to (1) terminate USS’s obligation to provide Minntac Flux Pellets and Minntac Acid Pellets (as each are defined in the Pellet Agreement) after the Extension Date (with a Base Price Per Net Ton in the amount set forth in Annex 2 for any Shipping Seasons following the 2027 Shipping Season) and (2) reduce the total tonnage required to be sold under the Pellet Agreement based on the average percentage of Minntac Flux Pellets and/or Minntac Acid Pellets sold under the Pellet Agreement during previous calendar years prior to the Extension Date, based on the total amount of iron ore pellets sold. Notwithstanding anything to the contrary herein, if this Agreement and the Option terminate pursuant to this Section 10 for any reason (at any time), other than a termination by USS solely pursuant to Section 10(b)(iii) if USS elects to pay Stelco the Termination Fee, the provisions contained in Section 2 shall survive and remain in full force and effect and the Payment Date of each remaining Partial Payment shall be immediately accelerated and become due and payable to USS. For the avoidance of doubt, other than in connection with the termination of this Agreement and the Option pursuant to Section 10(b)(iii), USS shall have no obligation to reimburse, return, credit, off-set or otherwise pay to Stelco or its Affiliates any Termination Fee or all or any portion of the Payment. In the event this Agreement and the Option are terminated pursuant to Sections 10(b)(iii), 10(b)(v) or 10(b)(vii), this Section 10 will provide the sole and exclusive remedies of the Parties with respect to the any breaches by either Party of any covenant, agreement, representation or warranty contained in this Agreement. The provision for payment of liquidated damages (and/or the extension of the Pellet Agreement) in this Section 10 has been included because, in the event of any breach or termination of this Agreement pursuant to Sections 10(b)(iii), 10(b)(v) or 10(b)(vii) by the applicable Party, the actual damages to be incurred by the other Party can reasonably be expected to approximate the amount of liquidated damages provided for herein (and/or the value to be derived from any extension of the Pellet Agreement) and because the actual amount of damages would be difficult, if not impossible, to measure accurately. Other than in connection with a termination pursuant to Sections 10(b)(iii), 10(b)(v) or 10(b)(vii), nothing in this Agreement shall limit either Party’s right to seek specific performance or any other remedy to which they are entitled at law or in equity in respect of any breaches by the other Party of any covenant, agreement, representation or warranty contained in this Agreement.

11.            Change of Control. This Agreement and the Option will continue in full force and effect following a Change of Control of either Party (subject to the right of USS and Stelco to terminate this Agreement pursuant to Section 10(b)(vi) or 10(c)(iii), respectively, in the case of a Change of Control to a Prohibited Transferee); provided, however, that in the case of a Change of Control of Stelco to a Limited Transferee (including any such Change of Control in connection with a plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy, in any case, under any provisions of bankruptcy Law), the Parties acknowledge and agree that, upon exercise of the Option following such Change of Control, the Parties shall work in good faith to address any concerns raised by USS as a result of such Change of Control and if the Parties are unable to address such concerns within 45 days thereafter, the Parties will revise the form of LLC Agreement to remove (a) any requirement therein (whether in Article V thereof or otherwise) to obtain unanimous approval of the Board (as defined in the LLC Agreement) for actions to be taken by the to-be-formed Company (as defined in the LLC Agreement) or (b) the right of Stelco or its Affiliates to appoint the Stelco Nominee (as defined in the LLC Agreement); provided, further, however, that in the event the Person Controlling Stelco following such Change of Control would, at any time before Stelco’s exercise of the Option, no longer be deemed to be a Limited Transferee (based on the list set forth in Exhibit E), then the Parties shall restore the provisions of the form of LLC Agreement first attached to this Agreement without inclusion of the changes contemplated by this Section 11.

12.            Confidentiality. The Parties agree that that certain Mutual Confidentiality Agreement, dated November 26, 2018, by and between the Parties (the “Confidentiality Agreement”) shall automatically extend until the earlier of (a) the Parties’ execution and delivery of the Master Agreement and (b) the second anniversary of the Option Termination.

13.            Notices. Whenever it is provided herein that any notice, request, Consent or other communication shall or may be given to or served upon either Party by the other Party, or whenever either Party desires to give or serve upon the other Party any communication with respect to this Agreement, each such notice, request, Consent or other communication shall be in writing and shall be deemed to have been validly served, given or delivered, (a) on the day when the receipt is signed after deposit with an internationally recognized courier with all charges prepaid through return receipt requested service or service with tracking record and requiring signature upon receipt, (b) when delivered, if hand-delivered by messenger, (c) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail or (d) on the date sent by electronic transmission, in each case if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, all of which shall be addressed to the Party to be notified and sent to the address set forth in this Section 13 or to such other address as may be substituted by notice given by the applicable Party as herein provided:

to USS:

United States Steel Corporation

600 Grant Street

Pittsburgh, PA 15219

Attention: Mark Furry, Associate General Counsel – Corporate

Phone: +1 (412) 433-2813

Email: mwfurry@uss.com

with a copy to (which shall not constitute notice to USS):

Jones Day

500 Grant Street

Pittsburgh, Pennsylvania 15219

Attention: David A. Grubman

Phone: +1 (412) 394-7223

Email: dgrubman@jonesday.com

to Stelco:

Stelco Inc.
386 Wilcox Avenue

Hamilton, Ontario

L8N 3T1

Attention: Paul A. Simon, General Counsel

Phone: +1 (905) 577-4434

Email: paul.simon@stelco.com

with a copy to (which shall not constitute notice to Stelco):

McCarthy Tétrault LLP

66 Wellington Street West

Suite 5300, TD Bank Tower Box 48

Toronto ON M5K 1E6

Canada

Attention: Andrew Parker and

Eva Bellissimo

Phone: +1 (416) 601-7939 and

+1 (416) 601-8968

Email: aparker@mccarthy.ca and

ebellissimo@mccarthy.ca

14.           Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

15.            Successor and Assigns; Assignment. This Agreement shall be binding on and shall inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Except as otherwise provided herein, (a) neither Party may assign, transfer, hypothecate, novate, mortgage, charge or otherwise convey its rights, benefits, obligations or duties hereunder without the prior written consent of the other Party; (b) any such purported assignment, transfer, hypothecation, novation, mortgage, charge or other conveyance by either Party without the prior written consent of the other Party shall be void ab initio; and (c) no assignment permitted or consented to hereby shall release either Party from any Liability under this Agreement unless expressly provided for in such consent. Notwithstanding the foregoing sentence, (y) either Party may assign this Agreement to an Affiliate of such Party without the prior written consent of the other Party, provided, however, that any such assignment shall not be permitted unless the transferee or assignee agrees in writing to be bound by this Agreement, including with respect to payment obligations hereunder, and (z) subject to Stelco’s rights under Section 10(e), USS may assign this Agreement to any third party that acquires a majority of the ownership of the Minntac Mine, regardless of the form or structure of transaction (whether alone, in a series of related transactions or in connection with the sale of some or all of USS’s other iron ore mining assets).

16.          No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

17.          Headings; Construction. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. All references herein to the terms “Section,” “clause,” “Annex,” and “Exhibit” are references to the Sections, clauses, Annexes and Exhibits to this Agreement unless otherwise specified.

18.          Amendments and Modifications; Waivers.

(a)            No amendment, modification or variation, of any provision of this Agreement shall in any event be effective except by written agreement making specific reference to the applicable provision to be amended, modified or varied, in each case duly executed by each Party.

(b)            The failure of either Party, at any time or times, to require strict performance by the other Party of any provision of this Agreement shall not waive, affect or diminish any right of such Party thereafter to demand strict compliance and performance herewith and no failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any suspension or waiver of any provision of this Agreement shall not suspend, waive or affect any other provision of this Agreement whether the same is prior or subsequent thereto. None of the undertakings, agreements, representations, warranties or covenants of either Party contained in or contemplated by any other provision of this Agreement shall be deemed to have been suspended or waived by the other Party, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of such Party and directed to the other Party specifying such suspension or waiver.

19.         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

20.         Publicity. The initial press releases regarding the announcement of this Agreement shall be joint, and thereafter, USS and Stelco shall not, and shall not permit their respective Affiliates or their respective officers, directors, managers, employees, counsel, consultants, agents or representatives (the “Representatives”) to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party except (a) as required by applicable Law, (b) as required by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority, (c) as may be requested by a Governmental Authority or (d) as required by any collective bargaining agreement to which either Party is subject, in which case (in the cases of clauses (a) through (d) above), the Party required to make such press release or announcement shall allow the other Party a reasonable opportunity to review and comment on such press release or announcement in advance of publication, to the extent practicable.

21.           Governing Law. In all respects, this Agreement and any dispute shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law rules that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

22.           Jurisdiction and Venue. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any Claim, suit or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any Claim, suit or other proceeding arising out of or based upon this Agreement except in the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such Claim, suit or other proceeding, any Claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Claim, suit or other proceeding is brought in an inconvenient forum, that the venue of the Claim, suit or other proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

23.           WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES AND COVENANTS THAT NEITHER IT NOR ANY OF ITS AFFILIATES SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (C) SUCH WAIVER CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH PARTY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 23 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

24.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

25.           No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Option Agreement on the date first written above.

UNITED STATES STEEL CORPORATION

By:	/s/ Richard Fruehauf
Name: Richard Fruehauf
Title: Senior Vice President - Strategic Planning and Chief Strategy & Development Officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

[Signature Page to Option Agreement]

STELCO INC.

By:	/s/ Alan Kestenbaum
Name: Alan Kestenbaum
Title: Executive Chairman and CEO

[Signature Page to Option Agreement]

Exhibit A

Definitions

“Acceleration Event” has the meaning set forth in Section 2.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such Person.

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means each day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or Toronto, Canada are authorized or required by Law to close.

“CFIUS” has the meaning set forth in Exhibit E.

“Change of Control” shall mean, with respect to either Party: (a) any transaction or series of transactions, that would result in, directly or indirectly (i) the acquisition of Control of that Party by an unaffiliated third Person that did not Control such Party prior to such transaction(s) or (ii) any unaffiliated third Person owning or holding all or substantially all of the assets of such Party determined on a fair market value basis of the assets of such Party; or (b) a merger, consolidation, recapitalization or sale of equity interests of such Party by such Party or the holders of its equity interests to any unaffiliated third Person or similar transaction or series of transactions, in each case that results in such unaffiliated third Person Controlling such Party (or the surviving or resulting entity of such merger or consolidation or, if such Person or surviving or resulting entity is a direct or indirect wholly owned Subsidiary of an ultimate parent entity, such ultimate parent entity) that did not Control such Party prior to such merger, consolidation, recapitalization, sale or similar transaction.

“Claim” means all causes of action, claims, charges, complaints, demands, rights and privileges against third parties, whether liquidated or unliquidated, fixed or contingent, choate or inchoate, matured, unmatured, disputed, undisputed, civil, criminal, administrative, investigative, informal or other, at law or in equity.

“Commitment Letters” has the meaning set forth in Section 4(b)(vii)(A).

“Confidentiality Agreement” has the meaning set forth in Section 12.

“Consent” means an authorization, consent, approval, permit or license issued by, or waiver from, any Governmental Authority or other Person.

“Contract” means each agreement, option, lease, license, cross-license, sale, commitment and other instrument of any kind, whether written or oral, that is legally binding or purports to be legally binding.

“Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” or “under common Control with”), as used with respect to any Person at a given time:

(a) holding, whether directly or indirectly, as owner or other beneficiary (other than solely as the beneficiary of an unrealized security interest), securities or ownership interests of that Person carrying votes or ownership interests sufficient to elect or appoint 50% or more of the individuals who are responsible for supervision or management of that Person, or (b) the exercise of de facto control of that Person, including the power to direct or cause the direction of the management or policies of a Person, or the exercise of negative control through the right to approve or reject decisions on material items, whether direct or indirect and whether through the ownership of securities or ownership interest by Contract, trust or otherwise.

“Debt Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements in connection with the Financing, including the parties that delivered the Commitment Letters and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and Representatives involved in the Financing and their successors and assigns.

“Due Diligence Fee” has the meaning set forth in Section 10(d).

“Due Diligence Notice” has the meaning set forth in Section 3(c)(i).

“Due Diligence Period” has the meaning set forth in Section 3(c)(i).

“Effective Date” has the meaning set forth in the Preamble.

“Encumbrance” means, with respect to any asset or right, any lien, mortgage, pledge, deed of trust, hypothecation, right of others, Claim, security interest, encumbrance, lease, sublease, license, interest, option, charge or other similar restriction or limitation of any nature whatsoever in respect of such asset or right.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exercise Date” has the meaning set forth in Section 3(b).

“Exercise Notice” has the meaning set forth in Section 3(a).

“Existing Confidentiality Agreements” means that certain (a) Mutual Confidentiality Agreement, dated November 26, 2018, as amended by that certain Amendment to Mutual Confidentiality Agreement, dated March 26, 2019, by and between USS and Stelco and (b) Clean Team Agreement, dated July 3, 2019, by and between USS and Stelco.

“Extension Date” means the later of (a) the day that is 18 months after the last day of the outstanding Shipping Season in which USS delivers notice of termination pursuant to Section 10(b)(iii) and (b) the last day of the Shipping Season that follows the outstanding Shipping Season in which USS delivers notice of termination pursuant to Section 10(b)(iii).

“Fee Letter” has the meaning set forth in Section 4(b)(vii)(A).

“Filing” means a registration or filing with, or notice to, any Governmental Authority or other Person.

“Final Payment Date” means December 31, 2020.

“Financial Statement Costs” has the meaning set forth in Section 5.

“Financial Statements” has the meaning set forth in Section 5.

“Financing” has the meaning set forth in Section 4(b)(vii)(A).

“General Enforceability Exceptions” has the meaning set forth in Section 4(a)(iii).

“Governmental Authority” means any United States or non-United States federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing or any United States or non-United States court or arbitrator.

“Law” means any federal, state, local or foreign statute, law (including common law), ordinance, rule, administrative interpretation, regulation, measure, order, writ, injunction, directive, judgment, decree, notice or other requirement of any Governmental Authority.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, absolute, contingent, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Limited Transferee” means any Person listed on the list attached hereto as Exhibit F.

“LLC Agreement” means the LLC Agreement to be attached as an exhibit to the Master Agreement

“Master Agreement” means the Master Agreement substantially in the form attached hereto as Exhibit D upon completion thereof pursuant to Section 7.

“Material Adverse Effect” means any change, event, effect, circumstance, occurrence result or state of facts that has a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Minntac Mine, taken as a whole, other than any change, event, effect, circumstance or occurrence that results from, arises out of or is attributable or related to, any of the following (and no such changes, events, effects, circumstances, occurrences, results or state of facts will be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or may be, a Material Adverse Effect): (a) general economic conditions (including changes in (i) financial or market conditions, (ii) currency exchange rates, (iii) prevailing interest rates or credit markets, (iv) the price of iron ore or steel or (v) trade disputes or the imposition or removal of tariffs); (b) changes (or proposed changes) in the legal, Tax, regulatory or political conditions (including changes in Law or in the interpretation or application of Law, including as it relates to items such as tariffs, trade agreements or treaties); (c) changes or proposed changes in GAAP or other applicable accounting standards or the interpretations or applications thereof; (d) conditions in or affecting the iron ore mining or steel manufacturing industries, including trade disputes or tariffs; (e) conditions resulting from natural disasters, floods, wildfires, storms, lightning, hail storms, blizzards, tornadoes, droughts, cyclones, artic frosts, mudslides, severe weather resulting in the freezing of lakes and other waterways or bodies of water, acts of God or other weather-related or natural conditions, manmade disasters (to the extent not caused by USS or its Affiliates), pandemics, epidemics or disease outbreak (including the COVID-19 virus) or the commencement, occurrence, continuation or intensification of any war (whether or not declared), sabotage, armed hostilities, civil unrest, military attacks or acts of terrorism or declaration of national emergency; (f) any failure by the Minntac Mine to meet budgets, plans, projections or forecasts (whether internal or otherwise) for any period (it being understood that the underlying causes of the failure to meet such budgets, plans, projections or forecasts may be taken into account in determining whether a Material Adverse Effect has occurred unless such causes are otherwise excepted under this paragraph); (g) the negotiation, execution, announcement, performance, pendency or consummation of this Agreement, the transactions contemplated hereby, the identity of Stelco or any of its Affiliates or any acts or omissions of Stelco or its Affiliates or any communication by Stelco or any of its Affiliates, including in respect of its plans or intentions with respect to the Minntac Mine, including the impact thereof on relationships, contractual or otherwise, with suppliers, distributors, partners, labor unions or employees; or (h) any labor strike, lockout or work stoppage, pending or threatened, against the Minntac Mine following the announcement of the transactions contemplated by this Agreement; provided, however, that with respect to clauses (a) through (e) above, such matters will be considered only to the extent that they disproportionately affect the Minntac Mine as compared to similarly situated operation in the iron ore mining industries.

“Minntac Mine” has the meaning set forth in the Recitals.

“Option” has the meaning set forth in Section 1.

“Option Interest” has the meaning set forth in the Recitals.

“Option Term” has the meaning set forth in Section 1.

“Option Termination” has the meaning set forth in Section 1.

“Partial Payment” has the meaning set forth in Section 2.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payment” has the meaning set forth in the Recitals.

“Payment Date” has the meaning set forth in Section 2.

“Pellet Agreement” has the meaning set forth in the Recitals.

“Person” or “Persons” means any natural person and any corporation, firm, partnership, trust, estate, limited liability company, sole proprietorship, unincorporated society or other entity resulting from any form of association.

“Prohibited Transferee” means any Person listed on the list attached hereto as Exhibit E.

“Representatives” has the meaning set forth in Section 20.

“Sanctions” has the meaning set forth in Exhibit E.

“Shipping Season” means the normal annual shipping season of the Minntac Mine for any given calendar year which begins on March 15 of such calendar year and ends on January 31 of the following calendar year.

“Solvent” means that, as of any date of determination with respect to any Person: (a) the sum of the debt (including contingent Liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries, taken as a whole; (b) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole; and (c) such Person and its Subsidiaries, taken as a whole, do not have debts, including current obligations, beyond their ability to pay or refinance such debts as they mature in the ordinary course of business; provided, however, for purposes hereof, the amount of any contingent Liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability.

“Stelco” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company or other similar entity as to which more than 50% of the outstanding capital stock or other securities having voting rights or power is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person’s direct or indirect subsidiaries.

“Termination Fee” means:

(a)       if the date on which USS delivers notice of termination pursuant to Section 10(b)(iii) occurs prior to the Final Payment Date, an amount equal to the aggregated Partial Payments paid by Stelco as of such date;

(b)       if the date on which USS delivers notice of termination pursuant to Section 10(b)(iii) occurs after the Final Payment Date but prior to the last day of the 2022 Shipping Season, an amount equal to $100,000,000; or

(c)       if the date on which USS delivers notice of termination pursuant to Section 10(b)(iii) occurs on or after the last day of the 2022 Shipping Season but prior to the Option Termination, an amount calculated with respect to the total enterprise value of the entirety of the Minntac Mine (as determined by the consideration to be paid by the purchaser in the sale transaction contemplated by Section 10(b)(iii)) (the “Mine Valuation”) as follows:

(i)       if the Mine Valuation is $2,400,000,000 or greater, the Termination Fee will be an amount equal to the fair market value of the Option immediately prior to the time USS delivers notice of termination pursuant to Section 10(b)(iii), as determined by an independent third party evaluator of national recognition appointed jointly by the Parties (each acting reasonably); provided, that in no event will the Termination Fee exceed $120,000,000, regardless of such determination; or

(ii)       if the Mine Valuation is less than $2,400,000,000, the Termination Fee will be an amount equal to the product of $100,000,000 multiplied by a fraction, the numerator of which is the Mine Valuation and the denominator of which is $2,400,000,000.

“USS” has the meaning set forth in the Preamble.

Exhibit B

Form of Exercise Notice

(See attached)

Exhibit C

Form of Due Diligence Notice

(See attached)

Exhibit D

Form of Master Agreement

(See attached)

Exhibit E

List of Prohibited Transferees

1.	Any Person:

(a)           that is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the Canadian Government (including, without limitation, Global Affairs Canada and the Royal Canadian Mounted Police), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”);

(b)           that is located, organized or resident in a country or territory that is the subject or target of Sanctions, including, without limitation, Crimea, Iran, North Korea and Syria; or

(c)           whose ownership interest in Stelco following a Change of Control, in the reasonable determination of USS, would, or would reasonably be likely to, result in (if the Option were exercised and the Parties execute and deliver the Master Agreement), (i) the Parties submitting a joint notice to the Committee on Foreign Investment in the United States (“CFIUS”) regarding the transactions contemplated by the Master Agreement and (ii) if the Parties made such a submission, following CFIUS’s initial 45-day review period, CFIUS requesting an additional 45-day investigation period with respect to such transactions and, based on the determination of nationally-recognized CFIUS counsel engaged by USS and reasonably acceptable to Stelco, the transactions contemplated by the Master Agreement have a reasonable basis for being blocked by CFIUS or the Office of the President of the United States. For the avoidance of doubt, such Persons would include any Person that is located, organized or resident in China, Russia or any jurisdiction subject to Sanctions.

Exhibit F

List of Limited Transferees

1.	Any Person that is a successor to Stelco as a party to this Agreement in connection with any, transfer, sale, assignment, merger, consolidation, reorganization, liquidation or dissolution, in each case, made in connection with a proceeding under any federal or provincial bankruptcy Law.

2.	Any Person that, at the time of the Change of Control, is directly or indirectly, engaging in (a) the business of owning or operating a flat-rolled steel mill or an energy pipe (but not a structural pipe), oil country tubular goods and linepipe, electrical steel mill, a scrap alternatives facility, including but not limited to a pig machine, or any similar or equivalent mill, facility or machine, (b) research, development or design of a flat-rolled or energy pipe (but not structural pipe), oil country tubular goods and linepipe, electrical steel mill, scrap alternatives, including but not limited to a pig machine or any similar or equivalent mill, facility or machine, (c) the business of owning or operating iron ore mines, including but not limited to associated extraction, refinement or processing facilities or (d) any business in which USS or its Subsidiaries engage as of the time of the Change of Control, to the extent that the aggregate revenues attributable to such business in the most recently-completed fiscal year represent at least 10% or more of the consolidated revenues of USS and its Subsidiaries for such fiscal year (as set forth in USS’s most recent audited consolidated financial statements).

3.	Any Person that has, directly or indirectly through its Affiliates, whether individually or as a member of a group (as defined in Section 13(d) of the Exchange Act), within the five-year period immediately preceding any date of determination:

(a)           made, had substantial engagement in or been an active participant in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission) to vote, or advise or knowingly influence any Person with respect to the voting of, any equity securities of any issuer in connection with a proposed change of Control or other extraordinary or fundamental transaction, or a proposal for the election or replacement of directors, not approved (at the time of the first such proposal) by the board of directors of such issuer;

(b)            commenced a “tender offer” (as such term is used in Regulation 14D under the Exchange Act) to acquire the equity securities of an issuer that was not approved (at the time of commencement) by the board of directors of such issuer in a Schedule 14D-9 filed under Regulation 14D under the Exchange Act; or

(c)           obtained the appointment, designation or replacement (or the right to direct the appointment, replacement, designation or nomination of) any member of the board of directors or the chief executive officer of an issuer as a result of a sustained public or private campaign undertaken without the support of management and the board of directors to effect such change, including by means of a cooperation, settlement or similar agreement with such issuer, in each case, but other than in connection with the purchase of equity securities directly from such issuer.

Annex 1

Acceleration Event

Annex 2

Base Price Per Net Ton